                                                                   EXHIBIT 10.16
                                                                   -------------

         AGREEMENT, made and entered into as of the 14th day of November, 2001, between BURLINGTON INDUSTRIES, INC., a Delaware corporation (hereinafter sometimes referred to as the "Corporation"), and Douglas J. McGregor (hereinafter referred to as "Executive").

         WHEREAS, the Corporation and Executive have entered into an Employment Agreement effective June 1, 2000, (the "2000 Agreement") and desire to enter into a new Employment Agreement (the "2001 Agreement") effective November 14, 2001, (the "Effective Date");

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, the Corporation and Executive hereby agree as follows:

         l. The Corporation agrees to employ Executive, and Executive agrees to serve the Corporation, upon the terms hereinafter set forth. Subject to the terms of this Agreement, the Corporation agrees to employ Executive, and Executive agrees to serve, as President and Chief Restructuring Officer. Executive shall remain a member of the Corporation's Board of Directors until the termination of his employment. Executive shall report to the Corporation's CEO.

         2. The 2000 Agreement is hereby canceled, deemed to be null and void and is superceded by the 2001 Agreement. The employment of Executive hereunder shall commence on November 14, 2001 and continue through November 13, 2002, unless earlier terminated under the provisions of Paragraphs 5 or 6 of this Agreement.

         3. Executive agrees to serve the Corporation faithfully and to the best of his ability under the direction of the Board of Directors of the Corporation, devoting his entire time, energy and skill during regular business hours performing the duties assigned by the Board.

         4. The Corporation agrees to pay to Executive during the period of the term hereof salary for his services at the rate (the "Annual Rate", which Annual Rate shall refer to any subsequent increase in the rate of compensation of Executive granted by the Corporation during the term of this Agreement) of Five Hundred Twenty-Five Thousand Dollars ($525,000) per annum, payable in equal semi-monthly or other more frequent installments in accordance with the general practice of the Corporation for salaried senior employees.

         5. If, during the term of this Agreement, Executive shall become physically or mentally incapable of fully performing services required of him in accordance with his obligations under Paragraph 3 of this Agreement, and such incapacity is, or may reasonably be expected to exist, for more than two months in the aggregate during any period of twelve consecutive months, as shall be determined by a physician mutually agreed upon by the Corporation and Executive (or Executive's legal representative if Executive is incapable of making such determination), which determination shall be final and conclusive, the Corporation may, upon notice to Executive, terminate this Agreement and his employment hereunder, and upon such termination, Executive shall be entitled to receive (i) cash compensation at the Annual Rate for a period of six months and
(ii) shall receive benefits comparable to those received by Executive on the date hereof for such six-month period. Executive agrees to accept such payment in full discharge and release of the Corporation, its subsidiaries and their management, of and from any and all further obligations and liabilities to him hereunder (including any liability for payments under the Corporation-funded disability insurance program, but excluding any amounts payable pursuant to the Corporation's contributory Long-Term Disability Plan).

         6. (a) The Corporation may in its sole discretion at any time terminate Executive's employment under this Agreement, whether for Cause or without Cause.

            (b) Other than under the circumstances described in paragraph 7 below, in the event of (1) an involuntary termination of employment of Executive without Cause or (2) a voluntary termination of employment by Executive for Good Reason, Executive shall receive (in lieu of any payment under the Corporation's Severance Policy), as soon as practicable following such termination:

                  (i) salary accrued through the date of termination at the Annual Rate; and

                  (ii) the compensation provided for and to be paid in
                       accordance with the provisions of Paragraph 10(iii) below.

Except as expressly provided in Paragraph 5 above and this subparagraph 6(b), in all other respects, Executive's rights under all of the benefit plans of the Corporation shall be governed by the terms of such plans and not by the provisions of this Agreement.

            (c) In the event of an involuntary termination for Cause, Executive shall only be entitled to payments under the Severance Policy and only if the conduct giving rise to such termination was not, in the Corporation's sole judgment, willful.

            (d) In the event that Executive's employment is terminated by the Corporation or the Executive for any reason other than the reasons set forth in Paragraph 5 above, upon its expiration on November 13, 2002, or for the reasons set forth in subparagraphs 6(b) or 6(c), the Corporation shall have no further obligation to Executive hereunder or under the Severance Policy.

            (e) Notwithstanding any other provisions of this Agreement, Executive's obligations under Paragraphs 8 and 9 of this Agreement shall survive the termination or expiration of this Agreement.

         7. In the event that the payment by the Corporation of the payments required in the preceding Paragraph would result in the Executive becoming subject to the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the amount of payments made hereunder shall be reduced to the extent such reduction would increase the after-tax value of the payments of such amounts to the Executive. The determination of such reduction amount, if any, shall be made by the Executive, with the advice of Executive's tax or financial advisor.

         8. Executive expressly agrees, as further consideration hereof and as a condition to the performance by the Corporation and its subsidiary companies of their obligations hereunder, that while employed by the Corporation or its subsidiary companies and during a period of six months following termination of his employment, Executive will not directly or indirectly render advisory services to or become employed by or participate or engage in any business materially competitive with any of the businesses of the Corporation and its subsidiary companies (Executive hereby acknowledging that Executive will have access in his executive capacity to material information about all of the Corporation's businesses) without first obtaining the written consent of the Corporation.

         9. Executive agrees that, both during and after his employment hereunder, he will not disclose to any person unless authorized to do so by the Corporation, any of the Corporation's trade secrets or other information which is confidential or secret. Trade secrets or confidential information shall mean information which has not been made available by the Corporation to the public, including but not limited to strategic and business plans, product or market development studies, plans or surveys; designs and patterns; inventions, secret processes and developments; any cost data, including labor costs, material costs, and any data that is a factor in costs; price, source or utilization data on raw materials, fibers, machinery, equipment and other manufacturing supplies; technical improvements, designs, procedures and methods developed by the Corporation; any data pertaining to sales volume by location or by product category; customer lists; production methods other than those licensed by outside companies; compensation practices; and profitability, margins, asset values, or other information relating to financial statements.

         Executive acknowledges that the disclosure of the Corporation's trade secrets or confidential information to unauthorized persons would constitute a clear threat to the business of the Corporation, and that the failure of the Executive to abide by the terms of Paragraphs 8 and 9 will entitle the Corporation to exercise any or all remedies available to it in law or equity, including without limitation, an injunction prohibiting a breach of these provisions or suit for restitution.

         10. In addition to the compensation payable to the Executive pursuant the above provisions of this Agreement, the Corporation agrees to provide to Executive (i) during the term of this Agreement an annual car allowance not to exceed Thirteen Thousand Dollars ($13,000); (ii) coverage under a Split Dollar Life Insurance Agreement under the Corporation's Split Dollar Life Insurance Plan; and (iii) a payment in the amount of One Million Dollars ($1,000,000) payable on November 13, 2002, provided that the Executive has not been terminated for Cause.

         11. The following capitalized terms used in this Agreement shall have the meanings set forth below:

             (i) "Severance Policy" means the policy providing for severance payments to salaried employees set forth in the Corporation's Policy Manual as in effect on the date of Executive's termination of employment.

             (ii) A termination for "Cause" means a termination of employment with the Corporation or any of the subsidiaries or joint ventures which, as determined by the Corporation, is by reason of (A) the commission by the Executive of a felony or a perpetration by the Executive of a dishonest act, material misrepresentation or common law fraud against the Corporation or any subsidiary, joint venture or other affiliate thereof, (B) any other act or omission which is injurious to the financial condition or business reputation of the Corporation or any subsidiary, joint venture or other affiliate thereof, or (C) the willful failure or refusal of the Executive to substantially perform the material duties of the Executive's position with the Corporation or any of the Corporation's subsidiaries, joint ventures or affiliates.

                  (iii) "Good Reason" means (A) a failure to promptly pay compensation due and payable to the Executive in connection with his or her employment, (B) a reduction in Executive's level of compensation (other than changes to incentive or benefit plans affecting all executives) of the Corporation in a similar manner), (C) unless agreed to by Executive, the assignment to the Executive of duties inconsistent with the Executive's position as such duties were immediately prior to such assignment which results in a diminution of such position, authority, duties or responsibilities, (D) a change in the employment requirements of Executive which, in the view of the Compensation and Benefits Committee of the Corporation's Board of Directors, subjects Executive to an unfair change of circumstances, or (E) the occurrence of a Change of Control.

                  (iv) "Change of Control" means that any of the following events shall have occurred:

                        (A) The Corporation is merged or consolidated or reorganized into or with another corporation, person or entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of Directors of the Corporation ("Voting Stock") immediately prior to such transaction;

                        (B) The Corporation sells or otherwise transfers assets, cumulatively representing more than 50% of the consolidated EBITDAR (earnings before interest, taxes, depreciation, amortization and restructuring charges) of the Corporation, in each case determined on November 15, 2001 for the twelve month period ending on such date, to any other corporation, person or entity not affiliated with the Corporation;

                        (C) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's stockholders, of each Director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the Directors of the Corporation then still in office who were Directors of the Corporation at the beginning of any such period.

                        (D) In no event shall the term "Change of Control" be construed to include any change of control of the Corporation that occurs solely as a result of any exchange of equity for debt securities of the Corporation upon consummation of a plan or plans of reorganization in connection with any insolvency proceedings.

                  12. Any notice to be given by Executive hereunder shall be sent to the Corporation at its offices, 3330 West Friendly Avenue, Greensboro, North Carolina 274l0, and any notice from the Corporation to Executive shall be sent to Executive at the address set forth under his signature below. Either party may change the address to which notices are to be sent by notifying the other in writing of such changes in accordance with the terms hereof.

         IN WITNESS WHEREOF, Burlington Industries, Inc. has caused this Agreement to be executed in its corporate name by its duly authorized corporate representative thereunto duly authorized, and Executive has hereunto set his hand and seal, as of the day and year first above written.


                                            BURLINGTON INDUSTRIES, INC.

                                            By__________________________________
                                                 George W. Henderson III
                                                 Chairman and Chief Executive
                                                 Officer

                                            ______________________________(L.S.)
                                                 Douglas J. McGregor